Exhibit 23.2

          Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) dated September 9, 2004, pertaining to the Employment Arrangements between the Company and Certain Employees of NTL Incorporated and to the incorporation by reference therein of our report dated March 3, 2004, with respect to the consolidated financial statements and schedule of NTL Incorporated, and subsidiaries, and its predecessor included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.



/s/ Ernst & Young, LLP



London, United Kingdom

September 3, 2004